Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Announces New Board Member

    RESTON, VA, August 6, 2008 – Tier Technologies, Inc. (Nasdaq: TIER) today announced the addition of Philip G. Heasley to its Board of Directors.

“We are delighted to welcome Phil Heasley as a new independent member of Tier's Board,” said Ronald Rossetti, Chairman and Chief Executive Officer for Tier.  “Phil will bring to Tier an enormous depth of successful business experience and relevant domain expertise in the payments space.  We look forward to his valuable insight and the contributions we are certain he will make to Tier's growth."

Mr. Heasley has served as President and Chief Executive Officer of ACI Worldwide, Inc., a developer of electronic payment software products, since March 2005.  Mr. Heasley previously served as Chairman and Chief Executive Officer of PayPower LLC, an acquisition and consulting firm specializing in financial services and payment services, from October 2003 to March 2005.  Mr. Heasley has also served as Chairman and Chief Executive Officer of First USA Bank from October 2000 to November 2003.  Mr. Heasley presently serves on the board of directors of ACI Worldwide, Inc., Fidelity National Financial, Inc. and Kintera, Inc.  From 1996 until November 2003, Mr. Heasley served as Chairman of the Board of Visa USA and a member of the board of Visa International.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services.  Headquartered in Reston, Virginia, Tier Technologies serves over 3,000 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients.  Through its subsidiary, Official Payments Corp., Tier delivers payment processing solutions for a wide range of markets.  For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Tier undertakes no obligation to update any such forward-looking statements.  Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to:  the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-

core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September  30, 2007 filed with the SEC.